(1)  Represents an in-kind distribution of the issuer’s shares by JCF CO LF, L.P. to its limited partners.

(2)  Kent C. McCarthy is the manager of Jayhawk Private Equity, LLC, which is the general partner of Jayhawk Private Equity GP II, L.P.  Jayhawk Private Equity GP II, L.P. is the general partner of Jayhawk Private Equity Fund II, L.P.  Jayhawk Private Equity Fund II, L.P. directly owns 6,340,295 shares of the issuer reported on this form.  As a result, Mr. McCarthy, Jayhawk Private Equity, LLC and Jayhawk Private Equity GP II, L.P. each indirectly beneficially own 6,340,295 shares.  Kent C. McCarthy is also the manager of Jayhawk Capital Management, L.L.C., which is the general partner of JCF CO LF, L.P.  JCF CO LF, L.P. directly owns 1,858,291 shares of the issuer reported on this form.  As a result, Mr. McCarthy and Jayhawk Capital Management, L.L.C. indirectly beneficially own 1,858,291 shares.  Kent C. McCarthy is also the manager of JHAB Management II, LLC, which is the manager of JHAB Fund II, LLC.  JHAB Fund II, LLC directly owns 1,308,901 shares of the issuer reported on this form.  As a result, Mr. McCarthy and JHAB Management II, LLC indirectly beneficially own 1,308,901 shares.  As a result of being the manager of Jayhawk Capital Management, L.L.C., Jayhawk Private Equity, LLC, and JHAB Management II, LLC, Kent C. McCarthy indirectly beneficially owns an aggregate of 9,507,487 shares.  Each reporting person disclaims beneficial ownership of the reported securities except to the extent of such reporting person’s pecuniary interest therein.